Exhibit (a)(1)(iii)

NOTICE OF WITHDRAWAL

If you previously submitted an Election Form to tender for exchange and cancellation some or all of your eligible options, pursuant to the Offer to Exchange dated December 3, 2004 (as amended or supplemented from time to time, the “Offer to Exchange” which, together with the Election Form accompanying the Offer to Exchange, constitutes the “Offer”), and you wish to withdraw your tender of some or all of such options, you must execute this Notice of Withdrawal and send it as soon as possible by regular or overnight mail to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attn: Human Resources Department, Options Exchange, or deliver it by hand to Pam Curtis at our Tarrytown, New York location or Lynne Fuierer at our Rensselaer, New York location. Your eligible options tendered for exchange will not be considered withdrawn unless a properly completed and signed Notice of Withdrawal is received by our Human Resources Department as specified above before 6:00 p.m., Eastern Time, on January 5, 2005, or such later expiration date of the Offer if the Company extends the Offer. If you miss this deadline but remain an eligible optionholder as described in the Offer to Exchange, any eligible options previously validly tendered by you and accepted for exchange will be cancelled and exchanged pursuant to the Offer. We will only accept delivery of the signed Notice of Withdrawal by hand or regular or overnight mail as specified above. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your option and risk. You are responsible for making sure that the Notice of Withdrawal is timely delivered as specified above. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Notice of Withdrawal on time.

To Regeneron Pharmaceuticals, Inc.:

          I previously received a copy of the Offer to Exchange dated December 3, 2004 and the related Election Form. I signed and returned the Election Form, whereby I tendered for exchange certain options pursuant to the Offer to Exchange. I now wish to withdraw my tender with respect to the stock option grant(s) specified below. I understand that by withdrawing my tender with respect to the stock option grant(s) specified below, I am withdrawing my tender of all the options covered by such specified grant(s).

          I understand and acknowledge that, by withdrawing my previously tendered options specified below, I will not be granted any replacement options in exchange for such previously tendered options and I will retain such options with their existing exercise price(s), term(s) vesting schedule(s) and other terms and conditions. I also understand and acknowledge that all of such options will continue to be governed by the Long-Term Incentive Plan under which they were granted and the form(s) of option agreement(s) previously provided to me in connection with the grant of such options.

          I hereby withdraw all of the eligible options subject to the option grant(s) listed below which I previously tendered for exchange and cancellation pursuant to the Offer. I have therefore completed this Notice of Withdrawal in accordance with the withdrawal instructions on the next page and have signed exactly as my name appears on the Notice of Grant for such options previously delivered to me.

Optionholder’s Signature	Date

Optionholder’s Name

Social Security Number

Options Withdrawn:

Grant Number	Grant Date	Expiration Date	Exercise Price	Option Shares Granted

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Withdrawal Instructions:

1.	Complete and sign this Notice of Withdrawal and send it as soon as possible by regular or overnight mail to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Human Resources Department, Options Exchange, or deliver it by hand to Pam Curtis at our Tarrytown, New York location or Lynne Fuierer at our Rensselaer, New York location. You should make and keep a copy of the completed and signed Notice of Withdrawal for your records. This Notice of Withdrawal must be received by our Human Resources Department as specified above before 6:00 p.m., Eastern Time, on January 5, 2005, unless the Offer is extended by Regeneron Pharmaceuticals, Inc., in which case this Notice of Withdrawal must be so received by the extended expiration date. Your tendered options will not be considered withdrawn unless and until a properly completed and executed copy of this Notice of Withdrawal is timely received by our Human Resources Department as specified above. We will only accept delivery of the signed Notice of Withdrawal by hand or regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your option and risk. You are responsible for making sure that this Notice of Withdrawal is timely delivered as specified above. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Notice of Withdrawal on time.

2.	Except as described in the following sentence, this Notice of Withdrawal must be executed by the eligible optionholder who holds the eligible options to be tendered for exchange exactly as such optionholder’s name appears on the notice of grant for such options previously delivered to such optionholder. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Notice of Withdrawal.

3.	If the optionholder is married and resides in a state the laws of which provide that a spouse has a community property interest in the eligible options the tender of which is being withdrawn pursuant to this Notice of Withdrawal, the optionholder must timely deliver with this Notice of Withdrawal a Spousal Consent form executed by the optionholder’s spouse, whereby such spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Notice of Withdrawal. Note that New York, New Jersey, and Connecticut are NOT “community property” states. If you are uncertain whether the state you reside in is such a “community property” state, or if you need a Spousal Consent form, please inquire by phone at 914-345-STOK or to our internal e-mail address, OptionsExchange@regeneron.com, and we will assist you.

4.	If you do not receive a confirmation of receipt of your Notice of Withdrawal from us via e-mail (or inter-office mail) within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before the date the Offer is scheduled to expire, please contact us by phone at 914-345-STOK or at our internal e-mail address, OptionsExchange@regeneron.com, to confirm that we have received your Notice of Withdrawal.

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